Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-231819

U.S.LeaseSecuritization October 2021

 Registration Statement No. 333 -231819 Ford Credit Auto Lease Two LLC (the “depositor”) Ford Credit Auto Lease Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at w w w.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll -free 1-866-375-6829.

 •Ford Credit has been in the business of leasing vehicles since 1975 and securitizing its lease contracts since 1995 •Ford Credit’s current lease securitization platform was established in 2006, and more than 35 lease securitization transactions have been completed •Ford Credit offers lease asset -backed securities through various channels: -Publicly-registered transactions -Rule 144A transactions -Other private transactions •Collateral composition has trended in line with the industry and Ford Credit’s strategy – we securitize what we originate •Structural elements, such as priority of payments, have remained consistent over time

U.S. Lease Securitization Business Update Number of Leases Originated (000) •Ford Credit leasing as a share of retail sales remains below the industry •Ford Credit works with Ford and Lincoln to set guidelines around 401377394 337 265 125123 leasing share, term, model mix and Avg. # of Leases 2016 2017 2018 2019 2020 2Q20 YTD 2Q21 YTD other factors to support brand value and sales •Now planning for 2021 FY auction values to remain at historically high levels and to be higher YoY Outstanding (000) 9751,006 1,018 1,002 935 965 848 Manheim Used Vehicle Value Index 215 195 175 155 135 115 95 Jul-99 Jul-01 Jul-03 Jul-05 Jul-07 Jul-09 Jul-11 Jul-13 Jul-15 Jul-17 Jul-19 Jul-21 Source: Manheim Consulting, July 2021 (July 1999 = 115.3, July 2021 = 195.2)

 Weighted Average FICO® at Origination* 747753751756757756758 Repossessions as a % of the Average Number of Leases Outstanding 0.72%0.79%0.69% 0.62% 0.50%0.43%0.41% 2016 2017 2018 2019 2020 2Q20 YTD 2Q21 YTD * Based on year of origination 2016 2017 2018 2019 2020 2Q20 YTD 2Q21 YTD Average Net Loss/(Gain) on Charged-Off Leases Net Losses as a % of the Average Portfolio Outstanding $5,081$5,701$4,769$4,932 $3,759$4,381 0.33%0.38%0.31% 0.29% 0.15%0.17% $(440) 2016 2017 2018 2019 2020 2Q20 YTD 2Q21 YTD (0.01%) 2016 2017 2018 2019 2020 2Q20 YTD 2Q21 YTD 5

 Weighted Average FICO at Origination Maximum 3-Month Residual Concentration 747 751 754 751 754754754755 758759 16%17%17%17% 24% 19% 16% 19% 16% 19% 17% 742 Original Term as % of Securitization Value Vehicle Type as % of Securitization Value* 24 36 39 48 0%0%0%0%0%0%0%0%0%1%2% 18%14%13%14%19%14%20%17%21%16%16% TruckSUV CUVCar 18%17% 31%27%24%24% 71%78%80%80%76%78%73%78%74%78%78% 53%55%56%57% 56%55% 52%57%55%58%60% 7% 11%8% 9% 12%9% 7% 7% 6% 8% 7% 13%15%17%16% 22%23%28%25%23%23%23% * For transactions prior to 2017-B, reflects classification of 2011 and newer model year 6 Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs

 FCALT 2021-B FCALT 2021-A Fusion 4.1% Navigator 4.2% Other 11.2% Explorer 22.9% Other 13.5% Corsair 3.1% Ranger 3.2% Explorer 20.4% Aviator 4.4% Navigator 4.0% Corsair 4.9% Expedition 4.5% Expedition 5.1% F-150 19.8% Nautilus 5.1% F-150 20.0% Nautilus 5.3% Fusion 5.6% Edge 8.0% Escape 10.0% Edge 8.9% Escape 11.8% Model Concentrations Top 1: 23% Top 3: 53% Top 5: 66% Model Concentrations Top 1: 20% Top 3: 52% Top 5: 67%

 Cumulative Return Rate Cumulative Residual Loss/(Gain)* 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B Cumulative Net Credit Losses* 0.0% -2.0% -4.0% -6.0% -8.0% -10.0% -12.0% -14.0% -16.0% -18.0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B * As a percentage of initial base residual value; includes losses/(gains) on retained and returned vehicles 61+ Day Delinquencies* 0.6% 0.3% 0.5% 0.4% 0.2% 0.3% 0.2% 0.1% 0.0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 Months Since Settlement 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 0.1% 0.0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 Months Since Settlement 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B * Total credit loss as a percent of initial total securitization value * 61+ day delinquencies as a percent of securitization value

 Class A notes (“AAA”) Class B notes (“AA”) Class C notes (“A”) Overcollateralization Reserve Account Excess Spread 77.05% •Senior/subordinate, sequential pay structure •Credit enhancement in the lease securitization program includes: -Subordination of junior notes -Overcollateralization -Cash reserve -Excess spread (used to build target overcollateralization) •Target OC is 16.00% of Initial Total Securitization Value Initial Class A Hard Credit Enhancement Reserve Initial Overcollateralization Subordination 5.35% 4.10% 13.50% Total Initial Class A Hard Credit Enhancement 23.20% 9.45% 9.45% 9.45% 13.50% 13.50% 12.75% 8.70% 8.70% 8.70% 11.20% 11.20% 11.20% 0.25% 0.25% 0.25% 1.00% 0.25% 0.25% 0.25% 2021-B 2021-A 2020-B 2020-A 2019-B 2019-A

Residual Maturity Vs. Enhancement Build Residual Maturity by Vehicle Type Vs. Hard Credit Enhancement for Class A Notes* 20% Class A-4 Paid Down 100% 18% 90% % of Residuals Maturing Each Period Class A-3 Paid Down 80% 14% 70% 12% 60% 10% 8% 6% Class A-1 Paid Down Class A-2 Paid Down 50% 40% 30% 4%20% Hard Credit Enhancement as a % of O/S Securitization Value 0%0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 Hard 'AAA' CE Car CUV SUV Truck * Hard credit enhancement consists of overcollateralization, subordination and the reserve account; assumes zero loss, zero prepays. FCALT 2021-B is shown here

U.S. Lease Securitization Significance Of Securitization Value •For securitization transactions, Sample Calculation: Lease Balance Securitization Value securitization value is calculated for Payments Remaining 24 24 the underlying lease assets Base Monthly Payment$ Residual Value $ 200$ 16,000$ 200 13,000 •Securitization value is calculated Discount Rate 2% 5% using the lower of the contract residual value and the residual value set by Automotive Lease Guide Present Value $ 20,049$ 16,275 (ALG) •Securitization value cash flows are discounted using the higher of the contract lease factor and a minimum discount rate designed to create excess spread $20,049 Difference of $3,774 $16,275 Lease Balance Securitization Value 11

 Break-Even for FCALT 2020-B Compared to Historical Pool Performance Return Rate Cumulative Residual Loss/(Gain) 100% 90% 80% 70% 60% 50% 40% 30% Break-Even = 100% Return Rate Assumed Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) 100% 80% 60% 40% 20% 0% A-2 Break-Even = 90.41% A-3 Break-Even = 48.06% A-4 Break-Even = 39.01% B Break-Even = 30.88% C Break-Even = 24.72% Memo: Worst 12-Month Portfolio Experience Since Inception of Lease ABS program = 18.3% (CY 2008) 20% 10% -20% 0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 -40% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 Months Since SettlementMonths Since Settlement 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B * Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2021-B

 •Residual values, for new originations, are set quarterly for each vehicle line at various lease terms and mileage allowances •Ford Credit uses proprietary models and leverages its relationship with Ford to establish residual values based on a number of predictive factors including MSRP, wholesale price, planned production volume, incentives, rental and fleet sales, consumer acceptance, life cycle, recent/seasonal auction trends and economic factors •Ford Credit works with the vehicle remarketing department of Ford to manage the disposition of returned vehicles and seeks to maximize net sale proceeds, which equal gross auction proceeds less auction fees and costs for reconditioning and transporting the vehicles. Vehicles returned at lease end are sold through Accelerate, an online upstream remarketing application, and Ford-sponsored physical auctions •Prior to transporting a vehicle to physical auction, vehicles are offered for sale to participating dealerships through Accelerate: -Ford Credit employs proprietary models to establish a market price for vehicles based on recent auction experience and adjusts for miles, condition, any excess wear and use, and option packages -Ford incentivizes U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program •The percentage of eligible vehicles purchased through Accelerate June YTD 2021 is 44%

U.S.Retail/LeaseOriginationand ServicingStrategy

 •Dealers submit credit applications and proposed financing terms electronically to Ford Credit •Ford Credit obtains a credit report for the applicant(s) and uses its proprietary origination system to complete compliance and other checks, including fraud alerts and ID variations •Credit decisions are made electronically or by an analyst and returned electronically to dealers •The origination process is not governed by strict limits and is judgment-based, using well-established purchasing guidelines and control processes to support consistent credit decisions •Purchase quality guidelines set portfolio targets for lower and marginal quality contracts •Risk factor guidelines are applicable to specific application attributes including affordability measures such as PTI and DTI ratios, LTV, FICO score and term -For less creditworthy applicants or if there is a discrepancy in the information provided by the applicant, the credit analyst may verify the identity, employment, income, residency and other applicant information using Ford Credit’s procedures before making a decision •Credit analysts’ decisions are reviewed regularly to ensure they are consistent with origination standards and credit approval authority •Risk management portfolio performance is analyzed quarterly

 •Ford Credit's origination scoring models were developed internally based on Ford Credit’s por tfolio databases of millions of contracts originated over several decades. The model development process identifies key variables used to assign the applicant a proprietary risk score based on the probability of the applicant paying the amounts due under their contract •In October 2018, Ford Credit began redeveloping cer tain of its origination scoring models for consumer credit applicants using advanced statistical tools to improve data interactions and evaluate and create more predictive variables. Those redeveloped models can sometimes place greater emphasis on newly created variables with relatively less emphasis on traditional variables such as an applicant’s FICO® score, which in turn enhance the model’s ability to assess risk and more accurately assign a proprietary risk score •Ford Credit regularly reviews its models to confirm the business significance and statistical predictability of the variables -Origination scoring model performance review -Scorecard Cycle Plan Committee review •New origination scoring models are developed on a regular cycle plan •Adjustments may be made to improve the performance of the origination scoring models between development cycles to react quickly to por tfolio performance shifts and macroeconomic conditions. Adjustments may include: -Uniformly changing the overall credit risk scores -Modifying the weight of selected variables •Completed launch dates for the most recently redeveloped origination scoring models are as follows:

Behavioral Scoring Models •Ford Credit uses proprietary behavioral scoring models to assess the probability of payment default for each receivable on its payment due date •These models assess the risk of a customer defaulting using a number of variables, including origination characteristics, customer account history, payment patterns, expected net losses and periodically updated credit bureau information •Output of the behavioral scoring models is a proprietary score (probability of default) that determines: -How soon a customer will be contacted after a payment becomes delinquent -How often the customer will be contacted during the delinquency -How long the account will remain in early stage collections before it is transferred to late stage •New behavioral scoring models are developed on a regular cycle plan •Ford Credit regularly reviews the behavioral scoring models to confirm the continued statistical predictability of the variables. Adjustments may be made to improve the performance of the behavioral scoring models between development cycles •Completed launch dates of the most recently redeveloped behavioral scoring models are as follows: 17

 Appendix

Ford Credit U.S. Lease Metrics Lease Placement Volume (000) Lease Return Volume (000) and Return Rates (%) 24-Month 36-Month 39-Month / Other Return Rate (%) •Auction values up 39% YoY reflecting continued strong 70 11 52 75 12 62 62 57 11 10 11 67 65 58 53 51 demand for used vehicles including impact of lower new 9 38 36 59 47 41 37 76%76% 63%62%61% 36 34% vehicle production due to semiconductor shortage •Lower lease return volume and return rate reflect auction values •Lease share consistent with Q1; continues to be below industry 21 11 9 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Lease Share of Retail Sales (%) Industry* Ford Credit 31% Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Off-Lease Auction Values (36-month, at Q2 2021 Mix) $28,030 22% 25%27%27%26%25% 18% $19,505 $20,110 $21,670$20,770 $22,280 15% 16%16% 14% Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 * Source: J.D. Power PIN 19